Exhibit 99.1

COMPANY CONTACT: Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	INVESTOR CONTACT: Westwicke Partners, LLC Stefan Loren, Ph.D. (sloren@westwicke.com) (858) 356-5930 Robert Uhl (robert.uhl@westwicke.com) (858) 356-5932

For Immediate Release

SANTARUS REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Total revenues of $47.2 million grew 77% over prior year period

Net income of $3.4 million increased 27% over 2011 second quarter

Affirms 2012 financial outlook including revenues of at least $200 million

SAN DIEGO (August 7, 2012) – Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended June 30, 2012. Key financial results include:

•	Total revenues of $47.2 million grew 77% compared with $26.6 million for the second quarter of 2011

•	Net income of $3.4 million, or $0.05 diluted earnings per share (EPS) compared with $2.7 million, or $0.04 diluted EPS for the second quarter of 2011

•	Cash, cash equivalents and short-term investments of $72.1 million as of June 30, 2012 compared with $58.6 million at December 31, 2011

“Our year-over-year revenue growth was strong in the first half of 2012, and we expect further growth for our promoted products, GLUMETZA®, CYCLOSET® and FENOGLIDE®, as a result of the sales force expansion we carried out at the beginning of this year,” said Gerald T. Proehl, president and chief executive officer of Santarus.

He added, “We are looking forward to several key regulatory and development milestones in the second half of the year, the most important of which is the October 16th U.S. Food and Drug Administration (FDA) target action date for UCERIS™ for the induction of remission of mild to moderate active ulcerative colitis. We are working on a number of activities to prepare for the commercial launch of UCERIS in early 2013, subject to the receipt of FDA approval. We also expect top-line data from two Phase III studies in the second half of the year, including data from our development partner for RUCONEST® in treating acute attacks of hereditary angioedema and data evaluating rifamycin SV MMX® for the treatment of travelers’ diarrhea.”

Business Highlights

Key second quarter and recent business activities include the following:

Commercial products:

•	GLUMETZA (metformin HCL extended release tablets) new prescriptions grew 31% and total prescriptions increased 34% in the second quarter of 2012 compared with the second quarter of 2011.

•	CYCLOSET (bromocriptine mesylate) tablets new prescriptions increased 131% and total prescriptions were up 100% in the second quarter of 2012 compared with the second quarter of 2011.

•

FENOGLIDE (fenofibrate) tablets new prescriptions grew 17% and total prescriptions increased 6% for the four-week period ended July 27, 2012 compared with the prior four-week period. Santarus began promoting FENOGLIDE in early February 2012.

Investigational drugs:

•

UCERIS (budesonide): Four posters at the 2012 Digestive Disease Week Meeting in San Diego highlighted data from a 12-month extended use study to evaluate the long-term safety and tolerability of UCERIS 6 mg in patients with ulcerative colitis. The safety data presented at DDW indicated that UCERIS was well tolerated with adverse events comparable to placebo. A New Drug Application (NDA) for UCERIS extended release tablets 9 mg seeking approval for the induction of remission of mild to moderate active ulcerative colitis is under review by the FDA, which has established a Prescription Drug User Fee Act (PDUFA) target action date of October 16, 2012 for completion of its review.

•

UCERIS Phase IIIb clinical study: Patient enrollment continues in a clinical study designed to evaluate whether there is an incremental benefit in remission rate when UCERIS 9 mg is added to current oral aminosalicylate (5-ASA) therapy for patients with mild to moderate active ulcerative colitis not adequately controlled on 5-ASA therapy. The company plans to enroll a total of 500 patients (250 per arm) in this randomized, double-blind, placebo-controlled study and expects to complete patient enrollment in the first half of 2013.

•

RUCONEST (recombinant human C1 inhibitor), formerly known as RHUCIN®: Enrollment in a Phase III clinical study with RUCONEST for the treatment of acute attacks of hereditary angioedema (HAE) was completed in early July by development partner Pharming Group NV. The Phase III study is being conducted under a special protocol assessment agreement with the FDA, which includes a follow-up period of up to 90 days on the 75 patients enrolled. Top-line data from the study should be available in the fourth quarter of 2012.

•

Rifamycin SV MMX: The U.S. Patent and Trademark Office has issued a Notice of Allowance to Cosmo Technologies Limited for claims covering rifamycin SV MMX with a patent expiry date in 2025. Santarus expects to report top-line data from its Phase III study with rifamycin SV MMX for the treatment of patients with travelers’ diarrhea in the third quarter of 2012.

Second Quarter 2012 Financial Results

Total revenues increased to $47.2 million for the second quarter of 2012, compared with $26.6 million for the second quarter of 2011 as indicated below ($ in millions):

	Three Months Ended June 30,		Increase (Decrease)
	2012	2011
Product sales, net
GLUMETZA	$31.9	$—	$31.9
ZEGERID®1	10.3	13.0	(2.7)
CYCLOSET[2]	2.0	1.7	0.3
FENOGLIDE	2.1	—	2.1

Total product sales, net	46.3	14.7	31.6
Other revenue[3]	0.9	11.9	(11.0)

Total revenues	$47.2	$26.6	$20.6

[1]	Includes ZEGERID brand and authorized generic
[2]	The current period reflects an increase of $1.7 million in the estimated allowance for product returns associated with product sales in prior years
[3]	Other revenue included $11.1 million of GLUMETZA promotion revenue in the second quarter of 2011

Net income for the second quarter of 2012 was $3.4 million, diluted EPS was $0.05 and adjusted earnings before interest, tax, depreciation and amortization (EBITDA) was $7.1 million. In the second quarter of 2011 the company reported net income of $2.7 million, diluted EPS of $0.04, and adjusted EBITDA of $5.1 million.

The cost of product sales was $3.7 million, or approximately 8% of net product sales, for the second quarter of 2012, compared with $1.8 million, or approximately 13% of net product sales, for the second quarter of 2011. The decrease in the cost of product sales as a percentage of net product sales was primarily attributable to higher gross margins associated with the GLUMETZA products and certain fixed costs being applied over increased sales volumes.

License fees and royalties of $12.4 million for the second quarter of 2012 included royalties on GLUMETZA net sales under the restructured commercialization agreement signed in August 2011, the gross margin split on CYCLOSET net sales, royalties on ZEGERID net sales and amortization of upfront payments. License fees and royalties of $2.0 million for the second quarter of 2011 included the gross margin split on CYCLOSET net sales, royalties on ZEGERID net sales and amortization of upfront payments.

Research and development (R&D) expenses totaled $6.7 million for the second quarter of 2012, compared with $3.8 million for the second quarter of 2011. The $2.9 million increase in R&D expenses was primarily attributable to costs associated with the UCERIS Phase IIIb clinical study and costs associated with a higher R&D headcount.

Selling, general and administrative (SG&A) expenses were $20.6 million for the second quarter of 2012 and $16.1 million for the second quarter of 2011. The $4.5 million increase in SG&A expenses was primarily attributable to increases in compensation and benefits, and costs associated with the addition of 40 contract sales representatives hired in January 2012.

Six Months Ended June 30, 2012

For the six months ended June 30, 2012, total revenues were $93.1 million compared with $49.4 million for the six months ended June 30, 2011 as indicated below ($ in millions).

	Six Months Ended June 30,		Increase (Decrease)
	2012	2011
Product sales, net
GLUMETZA	$63.2	$—	$63.2
ZEGERID[1]	18.8	24.0	(5.2)
CYCLOSET[2]	5.6	2.7	2.9
FENOGLIDE	3.9	—	3.9

Total product sales, net	91.5	26.7	64.8
Other revenue[3]	1.6	22.7	(21.1)

Total revenues	$93.1	$49.4	$43.7

[1]	Includes ZEGERID brand and authorized generic
[2]	The current period reflects an increase of $1.8 million in the estimated allowance for product returns associated with product sales in prior years
[3]	Other revenue included $21.3 million of GLUMETZA promotion revenue for first six months of 2011

Santarus reported net income of $4.1 million, or $0.06 diluted EPS, for the first six months of 2012, compared with net income of $2.2 million, or $0.04 diluted EPS, for the first six months of 2011. Adjusted EBITDA for the six months ended June 30, 2012 was $14.9 million compared with adjusted EBITDA of $6.6 million for the six months ended June 30, 2011.

As of June 30, 2012, Santarus had cash, cash equivalents and short-term investments of $72.1 million, an increase of approximately $6.6 million in the second quarter. Cash, cash equivalents and short-term investments were $58.6 million as of December 31, 2011.

Financial Outlook for 2012

Santarus affirmed that it expects to report total revenues of at least $200 million for the full year in 2012.

The company’s expense estimates are as follows:

•

License fee expenses that will include a $10 million milestone payable to Pharming Group NV subject to successful completion of the ongoing Phase III clinical study for RUCONEST in treating acute attacks of hereditary angioedema; and

•

The R&D expense estimate is lowered to approximately $28 million to $30 million from the prior estimate of $30 million to $32 million based on slower than anticipated enrollment in the UCERIS Phase IIIb clinical study, which accounts for roughly half of the R&D expense estimate.

•	Santarus expects the decrease in R&D expenses to be offset by increased spending in SG&A as the company prepares for the launch of UCERIS, subject to FDA approval.

The company affirmed net income guidance of approximately $8 million to $11 million, which includes the impact of the approximately $4 million success-based regulatory milestone expense in the first quarter related to UCERIS and the anticipated $10 million expense for the success-based milestone for RUCONEST mentioned above. In addition the company affirmed adjusted EBITDA of approximately $24 million to $29 million.

Non-GAAP Financial Measures

In this press release, Santarus used adjusted EBITDA as a key operating metric. Adjusted EBITDA is a non-GAAP financial measure. The company believes that the presentation of this non-GAAP financial measure provides useful supplementary information to and facilitates additional analysis by investors. The company uses this non-GAAP financial measure in connection with its own budgeting and planning. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Set forth below are tables reconciling the company’s adjusted EBITDA to GAAP net income for the three months and six months ending June 30, 2012 and 2011 and reconciling the company’s adjusted EBITDA guidance to GAAP net income guidance for the year ending December 31, 2012.

Santarus, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

($ in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
GAAP net income	$3.4	$2.7	$4.1	$2.2
Interest (income) expense	0.1	0.1	0.1	0.2
Income tax expense	0.3	—	0.6	—
Depreciation and amortization	1.5	0.8	3.0	1.5
Stock-based compensation	1.7	1.4	3.1	2.5
Stock issuance for regulatory milestone	—	—	3.7	—
Loss on contingent consideration	0.1	0.1	0.3	0.2

Adjusted EBITDA	$7.1	$5.1	$14.9	$6.6

Santarus, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

Guidance for the Year Ending December 31, 2012

($ in millions)

GAAP net income	$8 - $11
Interest (income) expense	0 - 1
Income tax expense	1
Depreciation and amortization	6
Stock-based compensation	5 - 6
Stock issuance for regulatory milestone	4

Adjusted EBITDA	$24 - $29

Conference Call

Santarus has scheduled an investor conference call regarding this announcement at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, August 7, 2012. Individuals interested in participating in the call may do so by dialing 866-819-7280 for domestic callers, or 678-374-2322 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering reservation code 14120595. The live conference call also will be available by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and on FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol.

Santarus has a diverse product development pipeline. A New Drug Application for UCERIS™ (budesonide) tablets for induction of remission of mild to moderate active ulcerative colitis is under review by the U.S. Food and Drug Administration with a response expected in October 2012. The pipeline also includes two late-stage investigational drugs in Phase III clinical studies: RUCONEST® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea. In addition, the company’s investigational monoclonal antibody, SAN-300, is being evaluated in a Phase I clinical program. More information about Santarus is available at www.santarus.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding anticipated sales trends and financial results, the outcome of FDA review of the UCERIS NDA, the timing for top-line data from the Phase III clinical studies for RUCONEST and rifamycin SV MMX and the timing for completion of the Phase IIIb clinical study for UCERIS.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to generate sales of its brand products; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development product candidates; whether Santarus obtains regulatory approval for UCERIS in a timely manner or at all; Santarus’ ability to maintain patent protection for its products and risks associated with ongoing patent litigation; Santarus’ ability to continue to generate revenues from its branded and authorized generic ZEGERID prescription products and the impact on Santarus’ business and financial condition of the ongoing generic competition for ZEGERID; Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; Santarus’ dependence on its strategic partners for certain aspects of the development programs, including risks related to their financial stability; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus®, FENOGLIDE®, UCERIS™, and ZEGERID® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RUCONEST® is a trademark of Pharming Group N.V.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents and short-term investments	$72,076	$58,608
Accounts receivable, net	20,901	20,274
Inventories, net	5,478	5,129
Prepaid expenses and other current assets	5,208	3,714

Total current assets	103,663	87,725
Long-term restricted cash	950	1,050
Property and equipment, net	415	578
Intangible assets, net	19,027	21,787
Goodwill	2,913	2,913

Total assets	$126,968	$114,053

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$32,005	$35,413
Allowance for product returns	17,515	13,895

Total current liabilities	49,520	49,308
Deferred revenue, less current portion	1,933	2,163
Long-term debt	9,847	10,000
Other long-term liabilities	2,782	2,494
Total stockholders’ equity	62,886	50,088

Total liabilities and stockholders’ equity	$126,968	$114,053

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Product sales, net	$46,308	$14,694	$91,437	$26,675
Promotion revenue	—	11,055	—	21,317
Royalty revenue	884	858	1,635	1,429

Total revenues	47,192	26,607	93,072	49,421
Costs and expenses:
Cost of product sales	3,703	1,845	7,187	3,365
License fees and royalties	12,376	1,999	28,695	3,882
Research and development	6,738	3,812	11,912	7,138
Selling, general and administrative	20,587	16,116	40,434	32,594

Total costs and expenses	43,404	23,772	88,228	46,979

Income from operations	3,788	2,835	4,844	2,442
Other income (expense):
Interest income	2	4	2	14
Interest expense	(77)	(113)	(178)	(226)

Total other income (expense)	(75)	(109)	(176)	(212)

Income before income taxes	3,713	2,726	4,668	2,230
Income tax expense	265	20	593	40

Net income	$3,448	$2,706	$4,075	$2,190

Net income per share:
Basic	$0.05	$0.04	$0.07	$0.04

Diluted	$0.05	$0.04	$0.06	$0.04

Weighted average shares outstanding used to calculate net income per share:
Basic	62,723,040	60,349,209	62,245,707	60,272,319
Diluted	68,270,628	63,118,902	66,995,658	62,433,165

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